Exhibit 99.1

Western Capital Resources, Inc. Announces Sale of AlphaGraphics, Inc.

October 3, 2017

OMAHA, Nebraska – (PRNewswire) – Western Capital Resources, Inc. (the “Company”) (OTCQB: WCRS), today announced the sale of AlphaGraphics, Inc. to US Business Holdings Inc., an affiliate of MBE WorldWide S.p.A. (“MBE”). The Company entered into a Purchase and Sale Agreement with MBE on October 3, 2017, pursuant to which the Company agreed to sell all of the capital stock in AlphaGraphics, the sole business comprising the Company’s franchise segment, for an aggregate purchase price of $61,500,000 (subject to adjustment), less approximately $1,185,600 in payments to AlphaGraphics to satisfy obligations to its other security holders.

John Quandahl, President and Chief Executive Officer of the Company, commented by stating, “We firmly believe this transaction is a win for Western Capital Resources and its stockholders, and a win for AlphaGraphics and all of its constituents, specifically including its franchisees in that MBE is a strategic and sophisticated buyer whose management has significant experience in franchising operations and is dedicated to strengthening AlphaGraphics’ offerings and competitiveness in the domestic and international markets.”

Angel Donchev, the Company’s Chief Financial Officer and Chief Investment Officer, further commented by stating “This sale will tremendously strengthen our balance sheet, and allow us to proceed aggressively with our strategic direction for the Company, which remains unchanged—making strategic acquisitions of our own to grow our portfolio of holdings and provide our stockholders with excellent returns.”

AlphaGraphics has been owned or controlled by Blackstreet Capital Partners II, LLC (“Blackstreet” or “Blackstreet Capital”) and its affiliates since January 2012, when Blackstreet purchased AlphaGraphics out of a U.K. bankruptcy sale, and later contributed AlphaGraphics to the Company. Under Blackstreet’s control, AlphaGraphics was able to stabilize and grow its franchise base as well as substantially grow its earnings. Blackstreet is a private investment firm and registered investment adviser based in Chevy Chase, MD, and founded by Murry Gunty.

“We have enjoyed our relationship with AlphaGraphics and its franchisees over the years,” said Murry Gunty, Blackstreet founder and CEO. “We believe they are in very capable hands with MBE, which is positioned to do great things with the business going forward. We are also excited for future opportunities that Western Capital Resources can capitalize upon with the proceeds from this sale. We congratulate John, Angel and their team on a job well done on this investment.”

About Western Capital Resources, Inc.

Western Capital Resources, Inc. is a publicly traded company based in Omaha, Nebraska. We are focused on growing through the acquisition of established lower middle-market businesses with up to $100 million in sales. We are industry agnostic, and target leaders in niche industries or geographies, as well as opportunistic purchases of businesses that we believe can be improved operationally. We have a particular interest in situations involving businesses facing succession dilemmas, corporate divestitures, and businesses in out-of-favor industries. Our strategy is to build a diversified portfolio of businesses that generate strong operating cash flow. For more information about Western Capital, please visit www.westerncapitalresources.com.

Blackstreet Capital, the majority shareholder of Western, is a Chevy Chase, MD-based private investment firm and registered investment adviser that seeks investments in debt and equity of lower middle market businesses or corporate orphans that are in out-of-favor industries or are undergoing some form of transition. Blackstreet will invest in a range of industries including manufacturing, distribution, franchisors, retail (ecommerce, catalog, multichannel), technology, education, sports and entertainment and consumer finance.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to compete with other strategic buyers; to come to terms with sellers and consummate acquisitions; effectively manage the businesses it may acquire; restrictions on our acquisitions that exist under our credit agreements or other financing arrangements; changes in tax laws affecting acquisition activity or the desirability to pay dividends; general economic conditions; or a deterioration in our financial condition or results.

For further information on these and other risks and uncertainties, please refer to our SEC filings, including our 2016 Annual Report on Form 10-K filed with the SEC on March 30, 2016. Copies of that report as well as other SEC filings can be obtained from our website at www.westerncapitalresources.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contacts

Donald Meyer

WestFourth Communications

(202) 898-0995 ext. 42

donald.meyer@gowestfourth.com